Filed pursuant to Rule 433

Issuer Free Writing Prospectus dated January 11, 2017

Relating to Preliminary Prospectus Supplement dated January 11, 2017

Registration Statement No. 333-202507

ENERGY TRANSFER PARTNERS, L.P.

4.200% SENIOR NOTES DUE 2027

5.300% SENIOR NOTES DUE 2047

Pricing Term Sheet

Issuer:	Energy Transfer Partners, L.P.

Expected Ratings (Moody’s/S&P/Fitch)*:	Baa3/Negative BBB-/Stable BBB-/Stable

Security Type:	Senior Notes

Pricing Date:	January 11, 2017

Settlement Date:	January 17, 2017 (T+3)

	4.200% Senior Notes due 2027	5.300% Senior Notes due 2047

Maturity Date:	April 15, 2027	April 15, 2047

Principal Amount:	$600,000,000	$900,000,000

Benchmark Treasury:	2.000% due November 15, 2026	2.250% due August 15, 2046

Benchmark Treasury Yield:	2.374%	2.983%

Re-offer Spread:	+185 bps	+235 bps

Re-offer Yield to Maturity:	4.224%	5.333%

Coupon:	4.200%	5.300%

Public Offering Price:	99.786%	99.483%

Optional Redemption:

Make-Whole Call:	T + 30 bps prior to January 15, 2027	T + 40 bps prior to October 15, 2046

Call at Par:	On or after January 15, 2027	On or after October 15, 2046

Interest Payment Dates:	April 15 and October 15, beginning October 15, 2017	April 15 and October 15, beginning October 15, 2017

CUSIP / ISIN:	29273R BK4 / US29273RBK41	29273R BL2 / US29273RBL24

Joint Book-Running Managers:

Merrill Lynch, Pierce, Fenner & Smith

                     Incorporated

MUFG Securities Americas Inc.

TD Securities (USA) LLC

BBVA Securities Inc.

Credit Suisse Securities (USA) LLC

Goldman, Sachs & Co.

HSBC Securities (USA) Inc.

Mizuho Securities USA Inc.

Natixis Securities Americas LLC

PNC Capital Markets LLC

UBS Securities LLC

U.S. Bancorp Investments, Inc.

Wells Fargo Securities, LLC

Co-Managers:	Credit Agricole Securities (USA) Inc. ING Financial Markets LLC

*     Note: A securities rating is not a recommendation to buy, sell or hold a security and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a base prospectus and a prospectus supplement) with the U.S. Securities and Exchange Commission, or the SEC, for the offering to which this communication relates. Before you invest, you should read the prospectus supplement for this offering, the prospectus in that registration statement and any other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC’s online database (EDGAR) on the SEC web site at http://www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and prospectus if you request it by contacting Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322, MUFG Securities Americas Inc. at 1-877-649-6848 or TD Securities (USA) LLC at 1-855-495-9846.

This pricing term sheet supplements the preliminary prospectus supplement filed by Energy Transfer Partners, L.P. on January 11, 2017 relating to the prospectus dated March 5, 2015.